STATE FARM ASSOCIATES' FUNDS TRUST
                       ----------------------------------

                                    Exhibits

Item 77C:  Submission of matters to a vote of security holders.

(a) A special meeting of the registrant's security holders was held March 16, 2001.

(b) The following individuals were elected to serve on the Board of Trustees until the next meeting of shareowners called for this purpose and until their successors shall be elected and qualified:

          Edward B. Rust, Jr.
          Roger S. Joslin
          Thomas M. Mengler
          James A. Shirk
          Donald A. Altorfer
          Victor J. Boschini
          David L. Vance
     There are no other directors now in office.

(c)  Matters voted upon:

                                                               Votes
                                                 Votes         Cast
                                                Cast For      Against
                                                  the           the
                    Action                       Action        Action   Abstentions
Approved the reorganization of State Farm       30,425,587    593,345     204,363
Growth Fund, Inc. into  a separate series of
State Farm Associates' Funds Trust (the
"Trust"), a newly created Delaware business
trust

Approved the reorganization of State Farm       10,391,065     166,791    117,775
Balanced Fund, Inc. into a separate series of
the Trust

Approved the reorganization of State Farm        6,843,270     314,612    197,786
Interim Fund, Inc. into a separate series of
the Trust

Approved the reorganization of State Farm       26,175,666     457,066     60,863
Municipal Bond Fund, Inc. into a separate
series of the Trust

Amended the investment objective of State Farm  30,457,830     616,248    149,217
Growth Fund, Inc.

Amended the investment objective of State Farm  10,457,182     160,994     57,455
Balanced Fund, Inc.

Amended the investment objective of State Farm   6,943,213     285,989    126,466
Interim Fund, Inc.


Reclassified the investment objective of State  29,847,233   1,043,796    332,266
Farm Growth Fund, Inc. from fundamental to non-
fundamental

Reclassified the investment objective of State  10,214,728     355,865    105,038
Farm Balanced Fund, Inc. from fundamental to
non-fundamental

Reclassified the investment objective of State   6,800,753     439,357    115,558
Farm Interim Fund, Inc. from fundamental to non-
fundamental

Reclassified the investment objective of State  25,717,925     806,285    169,385
Farm Municipal Bond Fund, Inc. from fundamental
to non-fundamental

Changed fundamental investment restrictions     30,045,433     814,775    363,087
applicable to State Farm Growth Fund, Inc.*

Changed fundamental investment restrictions     10,340,317     246,914     88,401
applicable to State Farm Balanced Fund, Inc.*

Changed fundamental investment restrictions      6,807,535     424,726    123,406
applicable to State Farm Interim Fund, Inc.*

Changed fundamental investment restrictions     25,695,359     853,018    145,217
applicable to State Farm Municipal Bond Fund,
Inc.*

* The shareholders voted separately for each fundamental investment restriction. The above amounts represent an average of the votes cast for each separate fundamental investment restriction.

Moreover, on March 29, 2001, the shareholders of State Farm Associates' Funds Trust (the "Trust") had a special shareholder meeting. The shareholders took the following actions at that meeting:

  - Approved the investment advisory and management services agreement between the Trust and State Farm Investment Management Corp.

  -    Approved Ernst & Young, LLP as the auditors of the Trust

At the March 29, 2001, special meeting of shareholders, the shareholders voted all of the Trust's shares in favor of these actions.


(d)  Not applicable.